Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 30, 2020, with respect to the consolidated financial statements of electroCore Inc., Subsidiaries and Affiliate, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Short Hills, New Jersey

January 18, 2022